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                                                                    EXHIBIT 8.01

January 10, 2000


Board of Directors
Old National Bancorp
420 Main Street
Evansville, Indiana  47708

Board of Directors
Heritage Financial Services, Inc.
25 Jefferson Street
Clarksville, TN  37041-1348

     RE: Merger of Heritage Financial Services, Inc. into Old National Bancorp and the Exchange of Common Stock of Heritage Financial Services, Inc. for Common Stock of Old National Bancorp

Ladies and Gentlemen:

     The respective Boards of Directors of Old National Bancorp ("ONB") and Heritage Financial Services, Inc. ("Heritage") have requested our opinion as to certain federal income tax consequences of a reorganization involving ONB and Heritage.

     In summary, the proposed transaction involves the merger of Heritage with and into ONB ("Merger"), with ONB as the surviving entity. The surviving entity shall be known as Old National Bancorp. Upon consummation of the Merger, Heritage's wholly-owned subsidiary, Heritage Bank ("Heritage Bank") will become a wholly-owned subsidiary of ONB, and each of Heritage Investment Center, Inc. Central Life Insurance Company, Advance Credit Company, Inc. and Heritage Investment Corporation will continue to be wholly-owned subsidiaries of Heritage Bank. In consideration of the Merger, non-dissenting Heritage shareholders will receive ONB common stock in exchange for their shares of Heritage common stock.

                                     FACTS

     In connection with the Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:



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Old National Bancorp
Heritage Financial Services, Inc.
January 10, 2000
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     A.           OLD NATIONAL BANCORP

     ONB has its principal office at 420 Main Street, Evansville, Vanderburgh County, Indiana 47708. ONB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of September 30, 1999, ONB had 75,000,000 shares of voting, no par value common stock authorized, of which approximately 46,158,663 shares were issued and outstanding. ONB common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System.

     ONB also has 2,000,000 shares of Series A, no par value, preferred stock authorized. The preferred stock has no stated dividend rate. No shares of ONB preferred stock have been issued, and ONB presently has no intent and no commitments to issue any of such shares. However, during the first fiscal quarter of 1990, ONB declared and paid a dividend in the form of rights ("Rights") to purchase shares of its Series A preferred stock pursuant to a Rights Agreement. One Right was issued for each outstanding share of ONB common stock. Subsequent issuances of ONB common stock also included such Rights. Each Right entitles the holder thereof, upon the occurrence of certain events involving a change in control of ONB, to purchase from ONB 1/100 of a share of the Series A preferred stock at an initial purchase price equal to $60.00, subject to adjustment. Unless earlier exercised or redeemed, the Rights will expire at the close of business on March 1, 2000. A Right is transferred automatically with a transfer of each underlying share of ONB common stock, and future issuances of ONB common stock will also include such Rights.

     ONB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ONB is the parent corporation of an affiliated group of subsidiaries consisting (including their subsidiaries) as of the date hereof of three (3) operating banks, one (1) consumer finance company, one (1) insurance company, one (1) realty company, four (4) Delaware business trusts and three (3) national trust companies ("ONB Group"). The ONB Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Merger.

     B.           HERITAGE CORPORATION

     Heritage has its principal office at 25 Jefferson Street, Clarksville, Montgomery County, Tennessee 37041-1348. Heritage is a corporation duly incorporated and existing under the laws of the State of


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Old National Bancorp
Heritage Financial Services, Inc.
January 10, 2000
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Tennessee and is a registered bank holding company under the Bank Holding
Company Act of 1956, as amended. As of the date hereof, Heritage has 3,000,000 shares of voting, $2.00 stated value common stock authorized, of which approximately 605,039 shares are issued and outstanding, which number of issued shares is subject to increase to a total of 671,408 shares pursuant to the exercise of options ("Options") granted under the Heritage 1989 Stock Option Plan, the Heritage 1998 Outside Director Stock Option Plan, and the Heritage 1998 Stock Option Plan. Heritage common stock is not publicly traded. Except for Earl O. Bradley, III and John T. Halliburton, no shareholder of Heritage holds five percent (5%) or more of Heritage's outstanding common stock.

     Heritage also has 1,000,000 shares of preferred stock, no par value, authorized. The preferred stock has no stated dividend rate. No shares of Heritage preferred stock have been issued, and Heritage presently has no intent and no commitments to issue any of such shares.

     Heritage maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. Heritage is the parent corporation of an affiliated group of subsidiaries consisting of one (1) operating bank, one (1) investment center, one (1) insurance company, one (1) finance company and one (1) investment corporation ("Heritage Group"). The Heritage Group files a consolidated federal income tax return and will be included in the ONB Group consolidated federal income tax return after the effective time of the Merger.

                                BUSINESS PURPOSES

     The shareholders of ONB and the shareholders of Heritage desire to reorganize their stock interests to accomplish the following business objectives, among others:

     1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

     2. To provide the shareholders of Heritage an interest in a more widely-held enterprise with potentially more marketable stock.

     3. To allow ONB and the Heritage Group to compete more effectively with other banking organizations and to enable the Heritage Group to provide new and broader services to its customers.


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Old National Bancorp
Heritage Financial Services, Inc.
January 10, 2000
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                              PROPOSED TRANSACTION

     As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

     To accomplish the objectives specified above, ONB and Heritage entered into an Agreement of Affiliation and Merger, dated September 8, 1999 ("Agreement"). Under the terms of the Agreement, Heritage will merge with and into ONB. Upon consummation of the Merger, Heritage Bank will become a wholly-owned subsidiary of ONB. At the effective time of the Merger, each issued and outstanding share of Heritage common stock will be converted into the right to receive 3.3075 shares of ONB common stock, as adjusted for the 5% stock dividend declared by ONB on December 9, 1999, and subject to further adjustment, if any, as provided for in the Agreement.

     No fractional shares of ONB common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of Heritage entitled to a fractional share interest of ONB common stock will receive cash in lieu thereof in an amount equal to the fraction of a share of ONB common stock multiplied by the average of the per share closing price of ONB common stock reported on the NASDAQ National Market System for the final five (5) business days on which shares of ONB common stock were traded immediately preceding the effective time of the Merger. The payment of cash in lieu of fractional share interests of ONB common stock is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of its common stock and does not represent separately bargained-for consideration.

     No cash or other property, except for ONB common stock and cash paid in lieu of fractional shares, will be allocated to the shareholders of Heritage, other than to dissenting shareholders, if any, who have the right to receive cash for the value of their shares of Heritage common stock upon the proper and timely exercise of their dissenters' rights as provided by applicable law. Dissenting shareholders who have properly perfected their dissenters' rights have the right to receive cash for the value of their shares of common stock in an amount to be determined under the laws of the State of Tennessee.

     The Agreement will be submitted to the shareholders of Heritage for their approval at a special meeting called and held in accordance with applicable law and with Heritage's Charter and ByLaws. The holders of a majority of the outstanding shares of Heritage common stock and a


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Old National Bancorp
Heritage Financial Services, Inc.
January 10, 2000
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majority of the Board of Directors of Heritage must approve the Merger. Approval of the Merger by the shareholders of ONB is not required or contemplated.

     The Merger requires the prior approval of the Board of Governors of the Federal Reserve System, which has approved the Merger.

     The shares of ONB common stock will, when issued to shareholders of Heritage in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

                                   ASSUMPTIONS

     In connection with the Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

     1. The fair market value of the ONB common stock and other consideration received by each Heritage shareholder will be approximately equal to the fair market value of the Heritage common stock surrendered in the exchange.

     2. There is no plan or intention by the shareholders of Heritage who own one percent (1%) or more of the outstanding shares of Heritage common stock and, to the best knowledge of Heritage management, there is no plan or intention on the part of the remaining shareholders of Heritage, to sell, exchange or otherwise dispose of a number of shares of ONB common stock received in the transaction that would reduce the Heritage shareholders' ownership of ONB common stock to be received in the Merger to a number of shares having a value, as of the effective time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding common stock of Heritage. For purposes of this assumption, shares of Heritage common stock exchanged for cash or other property, surrendered by


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Old National Bancorp
Heritage Financial Services, Inc.
January 10, 2000
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     3. ONB has no plan or intention to reacquire any of its common stock issued in the Merger. ONB may, however, acquire ONB common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

     4. ONB has no plan or intention to sell or otherwise dispose of any of the assets of Heritage acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     5. The liabilities of Heritage assumed by ONB and the liabilities to which the transferred assets of Heritage are subject were incurred by Heritage in the ordinary course of its business.

     6. Following the Merger, ONB will continue the historic business of Heritage or use a significant portion of Heritage's historic business assets in a business.

     7. ONB, Heritage, and the shareholders of Heritage will pay their respective expenses, if any, incurred in connection with the Merger.

     8. There is no intercorporate indebtedness existing between ONB and Heritage that was issued, acquired or will be settled at a discount.

     9. No parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     10. Heritage is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     11. The fair market value of the assets of Heritage transferred to ONB will equal or exceed the sum of the liabilities assumed by ONB plus the amount of liabilities, if any, to which the transferred assets are subject.

     12. The payment of cash in lieu of fractional shares of ONB common stock resulting from the exchange ratio is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of ONB common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Heritage shareholders instead of

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Old National Bancorp
Heritage Financial Services, Inc.
January 10, 2000
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issuing fractional shares of ONB common stock will not exceed one percent (1%)
of the total consideration that will be issued in the Merger to the Heritage shareholders in exchange for their shares of Heritage common stock. The fractional share interests of each Heritage shareholder will be aggregated, and no Heritage shareholder will receive cash in an amount equal to or greater than the value of one full share of ONB common stock.

     13. None of the compensation received by any shareholder-employee of Heritage will be separate consideration for, or allocable to, any of their shares of Heritage common stock; none of the shares of ONB common stock received by any shareholder-employee of Heritage will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Heritage will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     14. The shareholders of Heritage (immediately before the Merger) receiving shares of ONB common stock in the Merger will not own (immediately after the Merger) more than fifty percent (50%) of the fair market value of ONB common stock.

                                     OPINION

     Based solely upon the facts, assumptions and other information set forth above, and so long as such facts, assumptions and other information are true and correct on the date of the consummation of the Merger, it is our opinion with respect to the Merger that:

     1. Provided that the merger of Heritage with and into ONB qualifies as a statutory merger under applicable law, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     2. Heritage will recognize no gain or loss upon the transfer of all of its assets to ONB in exchange for ONB common stock issued to Heritage shareholders, cash paid to dissenting Heritage shareholders, if any, or cash paid to Heritage shareholders in lieu of fractional shares of ONB common stock, and the assumption by ONB of all of Heritage's liabilities.



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Old National Bancorp
Heritage Financial Services, Inc.
January 10, 2000
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     3.  No gain or loss will be recognized by ONB on the receipt of the assets of Heritage in exchange for common stock of ONB.

     4. The shareholders of Heritage will recognize no gain or loss upon the exchange of their shares of Heritage common stock solely for shares of ONB common stock.

     5. The statements made under the caption "Federal Tax Consequences" contained in the Proxy Statement Prospectus filed as part of ONB's Registration Statement on Form S-4 relating to the Merger, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

     The opinion expressed herein represents our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinion expressed by us. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion. We express no opinion on the treatment of the Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

     This opinion is addressed to you and is solely for your use in connection with the Merger and your role as members of your respective Boards of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of ONB or shareholder of Heritage. Accordingly, the opinion expressed herein is not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and the Prospectus forming a part thereof under the caption "Legal Opinions". In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ KRIEG DeVAULT ALEXANDER & CAPEHART, LLP
                                    -------------------------------------------
                                    KRIEG DeVAULT ALEXANDER & CAPEHART, LLP